Exhibit 10.28

EXECUTION COPY

CONFIDENTIAL

Confidential Treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”.  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Research Agreement for *** Technology Collaboration

BY AND BETWEEN

REDPOINT BIO CORPORATION AND THE COCA-COLA COMPANY

THIS AGREEMENT is effective as of December 13, 2007 (the “Effective Date”) and is made by and between REDPOINT BIO CORPORATION, a Delaware corporation with a principal place of business at 7 Graphics Drive, Ewing, New Jersey 08628 (hereinafter “Redpoint”) and THE COCA-COLA COMPANY, a Delaware corporation with offices at One Coca-Cola Plaza, Atlanta, GA 30301 (hereinafter known as “Coca-Cola”).

In consideration of the mutual premises and covenants herein contained and intending to be legally bound, we agree as follows:

1. Definitions.

1.1.          “Additional Field” means the field of certain *** to be negotiated by the Parties during negotiation of the Multi-Year Agreement.

1.2.          “Collaboration” means the development of a *** technology for ***, as set forth in Appendix A to this Agreement.

1.3.          “***” means the *** discovered under this Agreement or the Extended Collaboration to have *** properties and ***.

1.4.          “Control” means, with respect to any intellectual property right, that a party owns or has a license to such intellectual property right and has the ability to grant to the other party access, a license, or a sublicense (as applicable) to such intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any third party existing at the applicable time.

1.5.          “Enabling Intellectual Property” means any Intellectual Property Controlled by Redpoint (a) necessary for using the *** to be developed hereunder and (b) created, conceived, developed, acquired, licensed in or reduced to practice (i) prior to the Effective Date or (ii) outside the Collaboration.

1.6.          “Field” means the field of: non-alcoholic beverages, including, but not limited to, carbonated and non-carbonated soft drinks, isotonics, energy drinks, flavored and unflavored waters, fruit and vegetable juices and drinks, fruit flavored drinks, vegetable flavored drinks, teas, coffees, chocolate drinks, non-alcoholic malt beverages, milk, dairy based beverages, fortified beverages and gulpable gels, and powders, concentrates and beverage bases for making non-alcoholic beverages.

1.7.          “Intellectual Property” means all works, including literary works, pictorial, graphic and sculptural works, architectural works, works of visual art, and any other work that may be the subject matter of copyright protection; advertising and marketing concepts; information; data; formulas; designs; models; drawings; *** computer programs, including all documentation, related listings, design specifications, and flowcharts; trade secrets; and any inventions, including all processes, machines, manufactures and compositions of matter and any other invention that may be the subject matter of patent protection; and all statutory protection obtained or obtainable thereon.

1.8.          Other Defined Terms

Term	Section
“Coca-Cola”	Preamble
“Confidential Information”	11.1
“CRO Costs”	8.1
“CRO Tasks”	7
“Developed Intellectual Property”	9
“Effective Date”	Preamble
“Expanded Collaboration”	6.1
“FTE Costs”	8.1
“Indemnitee” and/or “Indeminator”	14.2
“Joint Steering Committee” or “JSC”	4
“Milestone Payment(s)”	8.2
“Multi-Year Agreement”	6.1
“Redpoint”	Preamble

2. Objectives of Collaboration

The objective of the Collaboration is to develop *** technology *** for use in the Field and the Additional Field. The specific objectives are:

•                  Creation of ***.

•                  Successful completion of ***.

Coca-Cola will sponsor the foregoing research under the Collaboration.  In exchange, Redpoint grants Coca-Cola (i) a co-exclusive (with Redpoint), royalty-free, worldwide research license, as described in the Section 10 below, and (ii) an exclusive right to negotiate the Multi-Year Agreement for an Extended Collaboration and certain other rights, including exclusive and non-exclusive licenses, as described in Section 6 below.

3. Approach to Collaboration

The technical plan for the Collaboration is outlined in Appendix A. Overall, the plan is focused on the development and validation of ***.  In the spirit of an open and mutually productive Collaboration, it is expected that both parties will exchange ideas freely to advance the project.  Both parties shall agree to share with one another all knowledge and information relating to the Collaboration, including *** evaluation methodologies and experimental results.  Notwithstanding the foregoing, each party shall comply with its existing confidentiality obligations to third parties.

4. Joint Steering Committee

The parties shall form a Joint Steering Committee (“JSC”) comprised of two (2) representatives selected by each party.  JSC meetings shall occur every three (3) months to evaluate and direct the activities and progress of the research project, allocate resources, review program progress against milestones and determine when milestones have been achieved, propose amendments to program strategy and make changes as necessary. In addition, the JSC will review the Enabling Intellectual Property and the Developed Intellectual Property, including but not limited to the *** used in or developed under the Collaboration and may, in its reasonable discretion, veto the use in the Collaboration of any *** or related technology that may invite undue risk of liability on either Party.  Jointly agreed co-chairmen will be designated to manage the JSC.  Disagreements within the JSC will be resolved through good faith discussions between the committee members. Redpoint will issue minutes and progress reports following each JSC meeting.

5. Exclusivity of Collaboration

During the term of this Agreement, Redpoint shall work exclusively with Coca-Cola to develop *** technology for *** for use in the Field and the Additional Field. Except as set forth in the confidentiality provisions contained herein, Coca-Cola will not be prevented by the Agreement from conducting research or otherwise working with any other party relating to ***.  Except as set forth in the confidentiality provisions contained herein, Redpoint will not be encumbered by this Agreement in the conduct of research with any other party outside the Field and the Additional Field and shall be free to use any technology developed during the Collaboration outside the Field and the Additional Field during and after the term of this Agreement.  After the termination of this Agreement, Redpoint shall be free to pursue, with or without third parties, research ***, except to the extent limited by Coca-Cola’s exclusive rights provided for in the Multi-Year Agreement.

6. Coca-Cola’s Exclusive Right to Negotiate A Multi-Year Agreement

6.1           Redpoint agrees to provide Coca-Cola an exclusive right to negotiate a multi-year agreement (the “Multi-Year Agreement”) under commercially reasonable terms to extend and expand the Collaboration to a full discovery, development and commercialization program (the “Expanded Collaboration”), with the right to obtain a ***, exclusive license to make, use, sell, and otherwise commercialize *** in the Field, with a right to sublicense on commercially reasonable terms, and a ***, co-exclusive (with Redpoint) research license similar to the one granted under Section 10 hereof except that such research license will include the right for Coca-Cola to collaborate with third parties in such research on commercially reasonable terms.  The Multi-Year Agreement will also include a worldwide license to make, use, sell, and otherwise commercialize *** in the Additional Field on commercially reasonable terms, which license may be exclusive or non-exclusive, as the parties may mutually agree.  During the six (6) months after the Effective Date, Redpoint will not negotiate any third party license under Redpoint’s *** technology for use in the Additional Field.  In addition, the parties shall negotiate in good faith provisions of the Multi-Year Agreement addressing *** arising from the Collaboration.

6.2           Coca-Cola shall exercise such exclusive right and initiate the negotiation with Redpoint as soon as possible, but no later than *** after the Effective Date.  The parties shall negotiate in good faith the commercially reasonable terms and conditions of the Multi-Year Agreement and shall enter into the definitive Multi-Year Agreement no later than six (6) months after the Effective Date unless the parties mutually agree to extend such six (6) month period.  The Multi-Year Agreement shall supersede this Agreement when it becomes effective.

6.3           In the event the parties fail to enter into the definitive Multi-Year Agreement within six (6) months after the Effective Date or such extended period as agreed to by the parties, Redpoint shall be free to negotiate with any third party any collaboration, license or similar agreement with respect to *** technology; provided that Redpoint shall remain subject to the exclusivity restriction set forth in Section 5 as long as this Agreement is effective.

7. Personnel

Redpoint estimates that *** Redpoint full time employees (“FTEs”) will be required to execute the program during a one year period. In addition to work performed at Redpoint, some work will be performed through contract research organizations. Specific manpower allocations and CRO Tasks are given in Appendix A.

The parties anticipate that Redpoint will provide dedicated scientific and technical staff in support of the program outlined in Appendix A.  Redpoint will provide monthly personnel reports that describe by identity and hours all personnel resources that worked on the Collaboration (exclusive of ***).   Coca-Cola will have the right to audit Redpoint’s compliance with these requirements.

8. Payment

8.1.  Payments for FTE Costs and CRO Costs:

8.1.1. Personnel: For activities undertaken by Redpoint under the Collaboration, Coca-Cola shall compensate Redpoint ***, not to exceed nine hundred thousand dollars ($900,000) per year, absent written consent of Coca-Cola.  Upon execution of this Agreement, Coca-Cola shall pay to Redpoint by wire transfer an advance non-refundable payment of four hundred fifty thousand dollars ($450,000), which shall be applied to the FTE costs for the initial six (6) months after the Effective Date. Coca-Cola shall make subsequent non-refundable FTE payments by wire transfer quarterly in advance, within thirty (30) days after its receipt of Redpoint’s invoice.

8.1.2. CRO Costs: In addition to FTE personnel, Coca-Cola shall reimburse Redpoint for CRO costs associated ***.  CRO costs shall not exceed *** without prior approval of the JSC. CRO costs are to be reimbursed quarterly in arrears.

8.2. Milestone Payment for Successful Assay Implementation:

In addition to the above payments, Coca-Cola shall pay to Redpoint a non-creditable and non-refundable milestone payment by wire transfer of two hundred thousand dollars ($200,000) upon ***.

Total payments under this Agreement shall not exceed ***, unless mutually agreed to in writing by the parties.

9. Intellectual Property Ownership

Redpoint shall own all Intellectual Property developed, created, made, conceived, reduced to practice or authored by either party under the Collaboration (“Developed Intellectual Property”).

Redpoint will be responsible for the costs of patent filing, prosecution and maintenance fees with respect to the patent rights contained in the Developed Intellectual Property. If Redpoint chooses not to file a patent application on any Developed Intellectual Property in a given country, Redpoint shall notify Coca-Cola as promptly as practicable and Coca-Cola shall have the right to file such application in that country.  If Coca-Cola files such application, Redpoint agrees to assign all rights to that such application in that country to Coca-Cola, and Redpoint shall no longer have any rights to such application in that country.

10. License Grant

10.1.  Research License.  Subject to terms and conditions of this Agreement and ***, Redpoint shall grant Coca-Cola a co-exclusive (with Redpoint), royalty free, world-wide license to use the *** under the Developed and Enabling Intellectual Property solely for the purpose of conducting internal research in the Field and Additional Field during the term of this Agreement.  Redpoint agrees to use good faith efforts to ***.  For clarity, any *** by Coca-Cola to have *** under this research license and which have not been and are not discovered *** are considered ***.

10.2.  Technology Transfer.  In connection with the research license granted above, Redpoint agrees to (a) provide Coca-Cola every two (2) months during the term of this Agreement a written report of the research conducted during the preceding two (2) months with supporting data and documentation in reasonably sufficient detail to enable Coca-Cola to conduct internal research in the Field and the Additional Field to the extent such research is reasonably possible, and (b) transfer to Coca-Cola ***, when ready and available, together with supporting documentation, if any.  Subject to the reasonable availability of Redpoint’s personnel and resources, Redpoint agrees to provide Coca-Cola with reasonable training and technical support upon Coca-Cola’s written request; provided that Coca-Cola shall reimburse Redpoint for all of its out-of-pocket expenses and compensate Redpoint for its services at a rate agreed upon by the parties in writing in advance.  In addition, at least two (2) representatives from each Party selected by the JSC will meet once every three (3) months to review the research results to date in detail.

11. Confidentiality

11.1.       Confidential Information.  Both parties recognize that certain engineering, technical, marketing, and other information which may be disclosed by one party to the other represents confidential and valuable proprietary information of that party.  For the purposes of this Section “Confidential Information” shall comprise written information which is marked confidential, and information which is orally disclosed but confirmed in writing as being confidential within thirty (30) days of such oral disclosure.

11.2.       Use of Confidential Information. The receiving party shall not:

11.2.1.         use Confidential Information disclosed by the disclosing party other than in the performance of their obligations hereunder; or

11.2.2.         disclose any such information to any third party without the prior written consent of the disclosing party.

The parties agree that the Confidential Information may be disclosed to the receiving party’s employees only to the extent that is necessary for performing its obligations hereunder; provided that such employees shall (i) be informed by the receiving party of the confidential and proprietary nature of such Confidential Information and of the confidentiality undertakings of the receiving party contained herein and (iii) agree in writing to be bound by confidentiality obligations no less stringent than those set forth herein.

11.3.       Term of Confidentiality Obligation.  The confidentiality obligations contained herein shall remain in effect during the term of this Agreement and for a period of *** years from the expiration or termination of this Agreement, except with respect to any trade secret wherein the confidentiality obligation shall remain in effect until such trade secret ceases to be a trade secret.

11.4.       Exceptions.  For the purposes of the foregoing sections, Confidential Information does not include information that:

11.4.1.         at the time of disclosure was generally available to the public;

11.4.2.         after disclosure becomes generally available to the public other than by breach of this Agreement;

11.4.3.         receiving party can demonstrate with written contemporaneous evidence was known to it at the time of receipt;

11.4.4.         is subsequently obtained lawfully from a third party who has obtained the information without breaching its obligations to the disclosing party;

or

11.4.5.         is required to be disclosed pursuant to the requirements of a government agency or by operation of law, provided that disclosing party’s legal counsel is consulted prior to disclosure; or

11.4.6.         is subsequently developed by the receiving party without direct or indirect access to or reliance upon any disclosure of the disclosing party.

11.5.       Compliance by Employees and Consultants.  Both parties shall take all necessary steps to ensure compliance with this Section 11 by its employees and consultants.  The receiving party shall be responsible for any breach of this Agreement by its employees and consultants.  The receiving party shall promptly notify the disclosing party of any unauthorized release of or access to the disclosing party’s Confidential Information.  For clarity, such notice shall not remedy any breach of this Agreement resulting from such unauthorized release or access.

12.          Disclosure of Agreement

Except as otherwise required by law, rule or regulation (and then only to the extent required thereunder), neither party shall issue a press release or make any other public disclosure of the terms of this Agreement without the prior approval of the other party, which approval shall not be unreasonably withheld.  The parties hereby agree that Redpoint may issue a press release with respect to the execution of this Agreement, substantially in the form attached hereto as Appendix B.  In any event, the disclosing party will provide the non-disclosing party reasonable opportunity to review any press release or public disclosure of the terms of this Agreement before such press release of public disclosure is issued unless the information to be disclosed has been previously reviewed by the non-disclosing party.

13.  REPRESENTATIONS AND WARRANTIES.

13.1. Mutual Representations and Warranties.  Each party represents and warrants to the other party that: (i) the terms of this Agreement are not inconsistent with any other contractual or legal obligations such party may have as of the date hereof; (ii) it has the right to enter into this Agreement and perform its obligations hereunder and (iii) it has the right to disclose the Confidential Information to the other party.

13.2. Additional Representations and Warranties of Redpoint.  Redpoint represents and warrants to Coca-Cola that: (i) It has the experience and ability necessary to perform its obligations under this Agreement; (ii) Redpoint will perform its obligations in a workmanlike and professional manner and (iii) with respect to all individuals it provides to perform the services required under this Agreement, Redpoint shall make all appropriate tax payments and tax withholding and shall verify such individuals as being legally able to work in the United States.

14. Indemnification

14.1.  Indemnification Obligations.  Each party shall indemnify the other party and its Affiliates and their directors, officers and employees against any and all third party liability, loss, damage, cost or expense incurred or suffered by the other party as a result of such party’s material breach of representations, warranties or covenants or such party’s negligent or willful misconduct.

14.2.  Indemnification Procedures.  If a party intends to claim indemnification (the “Indemnitee”) against the other party (the “Indemnitor”) under Section 14.1, it shall promptly notify the Indemnitor in writing of any claims for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding.  The obligations under Section 8.1 shall not apply to amounts paid in settlement of any claims of a third party if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under Section 14.1, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any obligation that it may have to the Indemnitee otherwise than under Section 14.1.  The Indemnitee shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim covered by Section 14.1.

14.3        Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY AND EXCEPT INDEMNIFICATION OBLIGATIONS AND LIABILITIES RESULTING FROM A BREACH OF THE CONFIDENTIALITY PROVISION, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SIMILAR DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFIT, LOSS OF GOODWILL, OR LOSS OF BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15. Expenses

Each party shall be responsible for all of their respective expenses relating to the negotiation and execution of this Agreement.

16. Term and Termination

16.1.  Term.  The initial term of the Collaboration shall be 12 months, but shall be subject to extension upon mutual agreement of the parties.

16.2.  Termination Rights.  This Agreement may be terminated early (i) by the parties upon their mutual written agreement or (ii) by Coca-Cola in its individual discretion upon at least thirty (30) days’ advance written notice, which notice shall be given at least thirty (30) days prior to the first day of the sixth (6th) month after the Effective Date.

16.3.  Effects of Termination or Expiration.  Termination or expiration of the Agreement shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to such termination or expiration.  Upon termination or expiration of Agreement, subject to Section 17, all rights and licenses granted under this Agreement and all restrictions set forth in this Agreement shall terminate and each party shall promptly return or, in the case of electronic files, destroy all Confidential Information and all copies, extracts and other objects or items in which it may be contained or embodied, except for one record copy which may be retained for archive purposes only.  In addition, Coca-Cola shall return to Redpoint all *** and other materials provided by Redpoint and shall cause an authorized representative of Coca-Cola to certify in writing as to such return.  For clarity, upon such termination by Coca-Cola pursuant to Section 16.2(ii), Coca-Cola will not be obligated to make any payments under this Agreement beyond the initial four hundred fifty thousand dollars ($450,000) payment and reimbursement of CRO costs to Redpoint and the milestone payment of two hundred thousand dollars ($200,000), provided the criteria for payment of the milestone payment are met before termination of this Agreement.

17. Survival

Sections 1, 9, 11, 12, 13, 14, 15, 16.2, 17 and 18 of this Agreement shall survive any termination or expiration of this Agreement.

18. Additional Provisions This Agreement shall not be assigned or subcontracted in whole or in part without the prior written consent of the other party.  This Agreement shall be construed under and governed exclusively by the laws of the State of Delaware.  The duties, obligations, rights and remedies under this Agreement are in addition to and not in limitation of those otherwise imposed or available by law.  This Agreement is the complete understanding of the parties in respect of the subject matter of this Agreement and supersedes all prior agreements relating to the same subject matter.  Appendix C is appended hereto for reference purposes only and merely restates some provisions of this Agreement without affecting the terms of this Agreement.  The parties may modify this Agreement only by written instrument signed by each of the parties hereto.  Failure by either party to enforce a provision of this Agreement shall not constitute a waiver of that or any other provision of the Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement may be executed in any number of counterparts (including without limitation execution via facsimile transmission of signatures in the spaces indicated below, wherein scanning or facsimile transmitting into electronic format and emailing are deemed to be the same as facsimile transmission of signatures by Coca-Cola and Redpoint), each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the parties.  Each of Coca-Cola and Redpoint agree to the terms of this Agreement, and the person signing on behalf of each party represents that he or she is authorized to execute this Agreement on behalf of such party and has the authority to bind such party to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their corporate seals affixed as of the date first above written.

The COCA-COLA COMPANY		REDPOINT BIO CORPORATION

By:	/s/ Eddie R. Hayes	By:	/s/ F. Raymond Salemme

Name:	Eddie R. Hayes	Name:	F. Raymond Salemme

Title:	Vice President	Title:	Chief Executive Officer

Date:	December 12, 2007	Date:	December 13, 2007

EXECUTION COPY

CONFIDENTIAL

Appendix A

***

A-1

EXECUTION COPY

CONFIDENTIAL

Appendix B

Form of Redpoint’s Press Release

Redpoint Bio Signs Research & Technology Development Agreement with

The Coca-Cola Company

Redpoint Bio and The Coca-Cola Company to Collaborate on the Development of Technology for Use
 in Non-Alcoholic Beverages

Ewing, New Jersey, December 14, 2007 — Redpoint Bio Corporation (OTCBB: RPBC), a company developing ingredients to improve the taste of pharmaceutical, food and beverage products, today announced that it has signed a research agreement with The Coca-Cola Company (NYSE: KO), the world’s largest beverage company, to develop proprietary technology for use in non-alcoholic beverages.

Under terms of the one-year agreement, for a six month period beginning on the effective date of the agreement, Redpoint has granted Coca-Cola an exclusive right to negotiate to extend and expand the collaboration into a broader, multi-year research, development and commercialization program.  For more information, see the related 8-K filing by Redpoint Bio with the Securities and Exchange Commission.

“We are extremely pleased to have established this new research and technology development collaboration with industry leader, The Coca-Cola Company — Redpoint Bio’s second food industry collaboration signed in 2007,” said Ray Salemme, Ph.D., Chief Executive Officer of Redpoint Bio. “We believe this agreement is a further endorsement of Redpoint Bio’s unique capabilities for the discovery and development of beverage technology. We look forward to working with The Coca-Cola Company team.”

Grant DuBois, Ph.D., Director, Ingredient & Product Sciences for The Coca-Cola Company, noted, “We believe that Redpoint Bio’s extensive knowledge of taste science, coupled with their full suite of discovery tools, can contribute to the development of new technology for use in existing and future non-alcoholic beverages.”

About Redpoint Bio Corporation

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste modulators for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying novel flavors that improve the tastes of existing ingredients

B-1

and enable the development of better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

About The Coca-Cola Company
The Coca-Cola Company is the world’s largest beverage company. Along with Coca-Cola®, recognized as the world’s most valuable brand, the Company markets four of the world’s top five nonalcoholic sparkling brands, including Diet Coke®, Fanta® and Sprite®, and a wide range of other beverages, including diet and light beverages, waters, juices and juice drinks, teas, coffees, energy and sports drinks. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate exceeding 1.4 billion servings each day. For more information about The Coca-Cola Company, please visit our website at  www.thecocacolacompany.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:

Redpoint Bio:	At Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 637-9700, ext. 207	Tina Posterli (media): (917) 322-2565
shorvitz@redpointbio.com

# # #

B-2

EXECUTION COPY

CONFIDENTIAL

APPENDIX C

***

C-1